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                                                                    EXHIBIT 12.1

Calculation of Earnings to Fixed Charges:

                                           Six Months
                                             Ended          October 22, 1996       January 1, 1996
                                           30-Jun-97      to December 31, 1996    to October 21, 1996
                                         -------------   ----------------------  ---------------------
Net Income                                    16,227                     4,996                  5,118
  Adjustments:
  Gain on sale                                  (243)                                            (378)
  Extraordinary item                             111
  Minority interest                            2,455                       844                    -
  Interest expense                             7,033                       759                  4,549
  Amortization of deferred financing             367                        87                  1,402
                                         -------------   ----------------------   --------------------

Earnings                                      25,950                     6,686                 10,691


Fixed Charges
  Interest Expense                             7,033                       759                  4,549
  Amortization of deferred financing             367                        87                  1,402
  Capitalized interest                           741
                                        --------------   ----------------------   --------------------
                                               8,141                       846                  5,951

Earnings to Fixed Charges                       3.19                      7.90                   1.80

                                             Year                    Year                Year            Year
                                            Ended                    Ended               Ended           Ended
                                             1995                     1994                1993            1992
                                         ----------                ---------           ---------       ---------
Net Income                                  9,970                     9,072               2,857          (2,685)
  Adjustments:
  Gain on sale                                                       (1,718)                                -
  Extraordinary earn
  Minority interest
  Interest expense                          3,783                     3,120               1,444             491
  Amortization of deferred financing           99                        71                 -               -
                                         ----------                 ---------           ---------       ---------

Earnings                                   13,852                    10,545               4,301          (2,194)


Fixed Charges
  Interest Expense                         3,783                      3,120               1,444             491
  Amortization of deferred financing          99                         71                 -               -
  Capitalized interest
                                         ----------                 ---------           ---------       ---------
                                           3,882                      3,191               1,444             491

Earnings to Fixed Charges                   3.57                       3.30                2.98             -
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